UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                          COMMISSION FILE NO. 333-84082

                          FLORIDA SAVINGS BANCORP, INC.
             (Exact name of registrant as specified in its charter)

      8181 SOUTHWEST 117TH STREET, PINECREST, FLORIDA 33156, (305) 235-1750 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            4% CONVERTIBLE DEBENTURES
            (Title of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [ ]      Rule 12h-3(b)(1)(i)   [ ]
            Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(1)(ii)  [ ]
            Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(i)   [ ]
            Rule 12g-4(a)(2)(ii) [ ]      Rule 12h-3(b)(2)(ii)  [ ]
                                          Rule 15d-6            [X]

    Approximate number of holders of record as of the certification date: 47
                                                                         ----

      Pursuant to the requirements of the Securities Exchange Act of 1934, Florida Savings Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: January 23, 2003    By: /s/ Bernard Janis
                               -------------------------------------------------
                               Bernard Janis
                               Chairman of the Board and Chief Executive Officer